Exhibit 99.1

URBAN OUTFITTERS, INC.

Philadelphia, PA – August 7, 2003

For Immediate Release	Contact:	Stephen A. Feldman Chief Financial Officer (215) 564-2313

Urban Outfitters “Comp” Store Sales Up 11% – Drives

Record Second Quarter Revenues

Richard A. Hayne, Chairman of the Board and President of Urban Outfitters, Inc. (NASDAQ:URBN), today announced sales for the three and six months ended July 31, 2003.

Total Company sales for the second quarter climbed to a record $122.9 million, a 22% increase over the same period last year. This increase was fueled by:

•	A total Company comparable store sales increase of 11% (on top of an 11% ‘comp’ store sales increase in the corresponding period last year)
•	An Urban Outfitters Retail comparable store sales increase of 10%
•	An Anthropologie Retail comparable store sales increase of 12%
•	A direct-to-consumer sales increase of 37%, and
•	New and noncomparable store sales increase of $9.8 million

“We’ve been very gratified by the customer response to our apparel offerings this quarter at both of our retail brands,” said Mr. Hayne. “The ‘comp’ store sales momentum built each month during the period, helped by the arrival in June of more seasonal weather on the East Coast. More importantly, the initial reaction to our Summer-into-Fall transition apparel in all three Brands has been excellent.”

Total Company sales for the six months ended July 31, 2003 increased to a record $229.9 million, an 18% increase over last year’s comparable period. Total Company comparable store sales increased 6% for the six months, with Urban Outfitters Retail comparable store sales up 8% and Anthropologie Retail comparable store sales up 4%.

Net sales for the three and six months were as follows:

	Three months ended		Six months ended
	July 31,		July 31,
	2003	2002	2003	2002
	in thousands		in thousands

Urban Outfitters store sales	$60,750	$51,142	$112,859	$96,930
Anthropologie store sales	47,874	38,415	88,828	75,030
Direct-to-consumer sales	9,204	6,709	18,731	13,791
Free People sales	5,051	4,735	9,489	9,324

Total net sales	$122,879	$101,001	$229,907	$195,075

Management expects the actual results for the period ended July 31, 2003 to be released on August 14, 2003.

Urban Outfitters, Inc. is an innovative specialty retailer and wholesaler which offers a variety of lifestyle merchandise to highly defined customer niches through 54 Urban Outfitters stores in the United States, Canada, and Europe; an Urban Outfitters web site and catalog; 43 Anthropologie stores in the United States; an Anthropologie catalog and web site; and Free People, the Company’s wholesale division, which sells its product to approximately 1,100 specialty stores, department stores and catalogs, as well as through one Free People store.

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this filing may constitute forward-looking statements. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, overall economic and market conditions and the resultant impact on consumer spending patterns, including any effects of terrorist acts or war, availability of suitable retail space for expansion, timing of store openings, seasonal fluctuations in gross sales, the departure of one or more key senior managers, import risks, including potential disruptions and changes in duties, tariffs and quotas and other risks identified in filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein.

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